Exhibit 10.13
Form of Long Term Incentive Grant Notification
Celestica [Long Term Incentive] [Share Unit] Plan – Performance Share Units (PSUs)

Participant Name:
Employee Number:
Grant Name:
Issue Date:

Number of PSUs Granted:
Please note that the Total Maximum Units shown above and in your Shareworks account are at 100% of target.
The particulars of the PSUs granted to you under the Celestica [Long Term Incentive Plan (LTIP)] [Share Unit Plan (CSUP)] are outlined on this notification statement (the “Grant”).
Vesting Conditions
All defined terms shall have the meanings set out under the [LTIP] [CSUP], except as otherwise defined below:
(a) Adjusted EPS – Non-GAAP Earnings per Share
(b)“TSR Comparator(s)” mean Celestica Inc. and those companies represented in the S&P Americas BMI Technology Hardware & Equipment Index as at [Insert], provided those companies remain publicly traded on an established U.S. stock exchange for the entire performance period.
(c) “Share Price” means, with respect to each of the TSR Comparators, the average closing share price of the common shares of that TSR Comparator on the NYSE or NASDAQ, as applicable, in each of the months of [Insert].
(d)"Target Number" means the target number of PSUs granted, which is shown in Participant’s Shareworks account.
(e)“Total Shareholder Return" or “TSR” means, with respect to each TSR Comparator:
the sum of (i) the change in Share Price from [Insert] plus (ii) any dividends paid on a common share of the TSR Comparator from [Insert].

divided by:
the Share Price for that TSR Comparator in [Insert]
expressed as a percentage.
The extent to which each Participant's PSUs vest shall be determined by the Compensation Committee of the Board of Directors, in its sole discretion as follows:
(a)The main performance measure is Adjusted EPS growth over the performance period.
(b)The Adjusted EPS will be measured on an annual basis for each of the three years of the performance period i.e.,[Insert] respectively.
(c)The Adjusted EPS target for each year will be based on Celestica’s final Annual Operating Plan “AOP” for the performance period.
(d)The Adjusted EPS target and final achievement will be based on the compounded annual Growth Rate “CAGR” of the Adjusted EPS of the full 3 year performance period (i.e., [Insert] Adjusted EPS compared to [Insert] Adjusted EPS)
(e)The percentage of PSUs that will vest as determined by the Adjusted EPS growth can range between zero and 200% of the target number of PSUs issued. The Adjusted EPS growth will then be impacted by the TSR Factor as described below
(f)Celestica’s TSR will be ranked against that of each of the TSR Comparators. The total percentage of PSUs that will vest on [Insert], as determined by the Adjusted EPS growth result will be modified by the TSR factor. For positioning that falls between values listed in the table below, the TSR factor will be pro-rated.

CLS Positioning	TSR Modifier (1)
75th Percentile	+30%
50th Percentile	0%
10th Percentile	-30%
(1)Percent means percent of (not percentage points)
Celestica’s percentile position will be calculated by first arranging the TSR results from highest to lowest for all TSR Comparators, excluding Celestica, and calculating the percentile position for each TSR Comparator. The percentage of PSUs that will actually vest with respect to Celestica’s TSR positioning will be calculated by interpolating between the corresponding payout percentages immediately above and immediately below Celestica’s percentile position.

(g)The maximum number of PSUs that may vest on [Insert] is 200% of the Target Number of PSUs issued. The TSR factor cannot increase the actual number of PSUs that vest to more than 200% of the Target Number.
(h)The total number of PSUs that will actually vest ranges from 0% to 200% of the target number and will be primarily determined by Celestica’s Adjusted EPS result and then modified by Celestica’s Relative TSR achievements (“TSR Factor”) over the performance period. The TSR modifier can be a factor from -30% up to +30%. Note that the TSR modifier is based on the percent of the EPS result.
(i)The total number of PSUs that will actually vest will also be subject to the following conditions:
a.If Celestica’s absolute TSR is positive but below the median of the TSR Comparators, the modifier cannot be negative and will be set to zero (i.e. neutral impact).
b.If Celestica’s absolute TSR is negative yet beats the median of the TSR Comparators that is a deeper negative, the relative TSR modifier cannot be positive and therefore is set at zero (i.e. neutral impact).
c.If Celestica’s absolute TSR is positive and the relative TSR is above the median of the TSR Comparators, while the EPS threshold is not met, a portion of the PSUs will vest in line with the calculated relative TSR modifier which is capped at 30%.

The Board may amend these provisions at any time and from time to time without the consent of any Participant.
Acknowledgement
You acknowledge and agree that the PSUs evidenced hereby shall terminate in certain circumstances as set out in the [LTIP] [CSUP]. As a condition of this Grant of PSUs to you, you agree, as evidenced by your acceptance of this Grant, that in addition, such PSUs shall terminate immediately if you accept employment with an employer, or accept an engagement to supply services, directly or indirectly, to a third party, that is in competition with the Corporation or any of its subsidiaries. You also agree that in the event that, at any time during the period of twelve (12) months from the vesting date of these PSUs:
(i)you accept employment with an employer, or accept an engagement to supply services, directly or indirectly, to a third party, that is in competition with the Corporation or any of its subsidiaries;
(ii)you fail to comply with or otherwise breach the terms and conditions of a confidentiality agreement or non-disclosure agreement with, or your confidentiality obligations to, the Corporation or any of its subsidiaries; or
(iii)you, on your own behalf or on others’ behalf, directly or indirectly recruit, induce or solicit, or attempt to recruit, induce or solicit any current employee or other individual who is/was supplying services to the Corporation or any of its subsidiaries, to terminate their employment or contractual arrangements with the Corporation or any of its subsidiaries;
you will, if required by the Corporation, pay to the Corporation within ten (10) days of written demand for payment from the Corporation, an amount equal to the market value of the shares at the time of release, net of any tax paid by you. You also agree that this provision is not an exclusive remedy, and the Corporation may also seek other remedies in respect of any breach of your obligations to the Corporation and its subsidiaries.
Terms and Conditions
The PSU Grant is subject to all terms and conditions set out in the [LTIP] [CSUP], and as may be amended from time to time to which further amendments you consent by accepting this Award as set forth below. In addition, by such acceptance you consent to such amendments in respect of all past and future PSU grants under the [LTIP] [CSUP]. A copy of the current plan text is available to you on the Celestica Worldwide Intranet in the Human Resources section. You are strongly encouraged to review the [LTIP] [CSUP] plan documents and in particular sections dealing with the circumstance under which your PSU’s may be terminated. In addition to the vesting and performance criteria determined by the Human Resources Committee, the Company has determined that PSUs shall be issued or provided in the form of Shares on the Release Date. If required, further clarification may be obtained from the Corporate Human Resources Department.
As an Executive, you are also subject to Celestica’s Incentive Compensation Recoupment Policy (Recoupment Policy) which provides for the recoupment of incentive compensation in the event of a material breach of certain post-employment provisions. Under the Recoupment Policy, Celestica may clawback incentive compensation (short-term cash incentives, equity based incentives, any other cash compensation or special payments) and/or you may be required to reimburse the Company of any proceeds realized from the sale of any such award or grant, from you for a period of up to two years prior to the breach. Further details may be obtained from the Corporate Human Resources Department or by consulting the Recoupment Policy.
You understand that in order to validate the PSUs granted to you, you must accept the Grant within 30 days of notification from the plan administrator. Failure to do so within 30 days will result in cancellation of the PSU Grant.
You acknowledge that you have reviewed the provisions of this Grant and the terms and conditions under which it is made. You confirm your acceptance of the Award under these provisions and agree to the foregoing terms and conditions by clicking the “Accept” button below which shall constitute or be equivalent to your signature in writing.
The most recent Celestica Annual Report on Form 20-F covering your Grant can be found on Celestica.com/Investor relations tab: https://corporate.celestica.com/financial-information/sec-filings, and the prospectuses can be found in the documents tab of your Shareworks account.
As this special incentive is not being provided to all employees, please respect the confidentiality of the award and refrain from discussing this opportunity with others.

In the event of a discrepancy between this document and company records, company records shall prevail.